Execution Version

AGREEMENT AND PLAN OF MERGER

among

ARXIS, INC.

and

ORION MERGER SUB, INC.

and

OMNETICS CONNECTOR CORPORATION

and

GARY JACOBS, Solely in his Capacity as Shareholder Representative

dated as of May 29, 2026

TABLE OF CONTENTS

RECITALS 1

ARTICLE 1 — DEFINITIONS 2

ARTICLE 2 — MERGER 11

Section 2.01 — The Merger 11

Section 2.02 — Closing 11

Section 2.03 — Closing Deliverables 12

Section 2.04 — Effective Time 14

Section 2.05 — Effects of the Merger 14

Section 2.06 — Articles of Incorporation; Bylaws 14

Section 2.07 — Directors and Officers 15

Section 2.08 — Effect of the Merger on Common Stock 15

Section 2.09 — Dissenting Shares 15

Section 2.10 — Surrender and Payment 16

Section 2.11 — Escrow Funds 17

Section 2.12 — No Further Ownership Rights in Company Common Stock 17

Section 2.13 — Adjustments 17

Section 2.14 — Withholding Rights 18

Section 2.15 — Lost Certificates 18

Section 2.16 — Working Capital Adjustment 18

Section 2.17 — Consideration Spreadsheet 22

ARTICLE 3 — REPRESENTATIONS AND WARRANTIES OF THE COMPANY 22

Section 3.01 — Organization and Qualification of the Company 22

Section 3.02 — Authority; Board Approval 22

Section 3.03 — No Conflicts; Consents 23

Section 3.04 — Capitalization 23

Section 3.05 — Subsidiaries 24

Section 3.06 — Financial Statements 24

Section 3.07 — Undisclosed Liabilities 24

Section 3.08 — Absence of Certain Changes, Events and Conditions 24

Section 3.09 — Material Contracts 26

Section 3.10 — Title to Assets; Real Property 28

Section 3.11 — Intellectual Property 28

Section 3.12 — Insurance 29

Section 3.13 — Legal Proceedings; Governmental Orders 29

Section 3.14 — Compliance with Laws; Permits 29

Section 3.15 — Environmental Matters 30

Section 3.16 — Employee Benefit Matters 31

Section 3.17 — Employment Matters 32

Section 3.18 — Taxes 32

Section 3.19 — Brokers 33

Section 3.20 — Suppliers and Customers 33

Section 3.21 — No Other Representations and Warranties 33

ARTICLE 4 — REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB 34

Section 4.01 — Organization and Authority of Parent and Merger Sub 34

Section 4.02 — No Conflicts; Consents 34

Section 4.03 — No Prior Merger Sub Operations 34

Section 4.04 — Brokers 35

Section 4.05 — Capitalization of Parent; Valid Issuance 35

Section 4.06 — Legal Proceedings 35

Section 4.07 — Independent Investigation 35

Section 4.08 — [Reserved.] 36

Section 4.09 — SEC Filings; Financial Statements 36

Section 4.10 — Absence of Certain Changes 36

Section 4.11 — Compliance with Securities Laws 36

Section 4.12 — Stock Exchange Listing 36

Section 4.13 — Tax Matters 37

2

Section 4.14 — Rule 144(i) Status; Resale Eligibility 37

Section 4.15 — Rule 506(d) Compliance 37

ARTICLE 5 — COVENANTS 37

Section 5.01 — Conduct of Business Prior to the Closing 37

Section 5.02 — Access to Information 38

Section 5.03 — Shareholder Consent 38

Section 5.04 — Supplement to Disclosure Schedules 38

Section 5.05 — Resignations 39

Section 5.06 — Employees; Benefit Plans 39

Section 5.07 — Director and Officer Indemnification and Insurance 40

Section 5.08 — Governmental Approvals and Other Third-Party Consents 40

Section 5.09 — Closing Conditions 41

Section 5.10 — Public Announcements; SEC Filings 41

Section 5.11 — Further Assurances 41

Section 5.12 — Tax Certificate 42

Section 5.13 — Tax-Free Reorganization 42

Section 5.14 — Transfer Taxes 42

Section 5.15 — [Reserved.] 42

Section 5.16 — Stock Exchange Listing 42

Section 5.17 — Registration Rights 42

ARTICLE 6 — CONDITIONS TO CLOSING 43

Section 6.01 — Conditions to Obligations of All Parties 43

Section 6.02 — Conditions to Obligations of Parent and Merger Sub 43

Section 6.03 — Conditions to Obligations of the Company 44

ARTICLE 7 — INDEMNIFICATION 45

Section 7.01 — Survival 45

Section 7.02 — Indemnification By Shareholders 45

Section 7.03 — Indemnification By Parent 46

Section 7.04 — Certain Limitations 46

3

Section 7.05 — Indemnification Procedures 47

Section 7.06 — Payments 47

Section 7.07 — Tax Treatment of Indemnification Payments 48

Section 7.08 — Exclusive Remedies 48

ARTICLE 8 — TERMINATION 48

Section 8.01 — Termination 48

Section 8.02 — Effect of Termination 49

ARTICLE 9 — MISCELLANEOUS 49

Section 9.01 — Shareholder Representative 49

Section 9.02 — Expenses 51

Section 9.03 — Notices 51

Section 9.04 — Interpretation 52

Section 9.05 — Disclosure Schedules 52

Section 9.06 — Headings 52

Section 9.07 — Severability 52

Section 9.08 — Entire Agreement 52

Section 9.09 — Successors and Assigns 53

Section 9.10 — No Third-Party Beneficiaries 53

Section 9.11 — Amendment and Modification; Waiver 53

Section 9.12 — Governing Law; Submission to Jurisdiction; Waiver of Jury Trial 53

Section 9.13 — Specific Performance 54

Section 9.14 — Counterparts 54

Section 9.15 — Conflict Waiver; Attorney-Client Privilege 54

Section 9.16 — Non-Recourse 56

EXHIBITS

Exhibit A – Escrow Agreement

Exhibit B – Registration Rights Agreement

Exhibit C – Working Capital Methodology

Exhibit D – Share Valuation Methodology

4

Exhibit E – Lock-Up Agreement Term Sheet

5

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 29, 2026 (the “Effective Date”), is entered into among Arxis, Inc., a Delaware corporation (“Parent”), Orion Merger Sub, Inc., a Minnesota corporation (“Merger Sub”), Omnetics Connector Corporation, a Minnesota corporation (together, as applicable, with its subsidiaries, the “Company”), and Gary Jacobs, an individual resident of the State of Minnesota, solely in his capacity as Shareholder Representative (“Shareholder Representative”).

Recitals

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”), such that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the shareholders of the Company in accordance with the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, as amended (the “MBCA”);

WHEREAS, the Company has called and held a special meeting of its shareholders and obtained approval of this Agreement, the Merger and the transactions contemplated hereby in accordance with Sections 302A.611 through 302A.615 of the MBCA;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective shareholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, this Agreement constitutes the “plan of merger” within the meaning of Section 302A.611, Subdivision 1 of the MBCA, setting forth the terms and conditions of the Merger, the manner and basis of converting the outstanding shares of the Company into the right to receive shares of Parent Common Stock as the Merger Consideration, and such other provisions as are necessary or desirable in connection with the Merger;

WHEREAS, concurrent with the execution and delivery of this Agreement, Parent, Merger Sub, and each Shareholder entered into support agreements to become effective upon the Closing (each such agreement, a “Support Agreement”);

WHEREAS, a portion of the consideration otherwise payable by Parent to the shareholders of the Company in connection with the Merger shall be deposited in cash escrow by Parent for the purpose of securing the working capital adjustment obligations and funding Shareholder Representative expenses as set forth herein, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein); and

WHEREAS, it is intended that for federal income Tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE 1:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Exchange Agent Agreement, the Registration Rights Agreement and all other agreements, documents, instruments or certificates contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Articles of Merger” has the meaning set forth in Section 2.04.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota are authorized or required by Law to be closed for business.

“Cash” means, with respect to the Company, cash, cash equivalents that are readily convertible into cash within 30 days, and other short-term marketable securities of the Company as of immediately prior to the Closing, less the amounts of (a) any outstanding (issued but uncleared) checks, drafts, ACH transactions, and wire transfers (but without duplication of any such unpaid amounts being taken into account in the determination of the Working Capital), and (b) any trapped cash and restricted cash.

“Cash True-Up Amount” means, if the Measurement Price is less than the Collar Floor, an amount in cash equal to (a) the Equity Value, minus (b) the product of (i) the Closing Merger Consideration (calculated using the Collar Floor as the Final Parent Stock Value) and (ii) the Measurement Price. If the Measurement Price is greater than or equal to the Collar Floor, the Cash True-Up Amount shall be zero.

“Certificate” has the meaning set forth in Section 2.10(a).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of immediately prior to the Closing and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means a number of shares of Parent Common Stock equal to (a) the Equity Value, divided by (b) the Final Parent Stock Value. For the avoidance of doubt, the Closing Merger Consideration shall be expressed as a number of shares of Parent Common Stock, and any fractional share shall be treated in accordance with Section 2.08(d).

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration (expressed in shares of Parent Common Stock), divided by (b) the Total Share Number.

“Closing Statement” has the meaning set forth in Section 2.16(b)(i).

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of immediately prior to the Closing.

“Closing Working Capital” means Working Capital, calculated as of immediately prior to the Closing.

“Code” has the meaning set forth in the recitals.

“Collar Floor” means an amount equal to 85% of the Exchange Ratio Calculation Price.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Current Assets” means, as of any determination date, the sum of (a) accounts receivable (net of allowances for doubtful accounts determined in accordance with the Working Capital Methodology), (b) inventories (net of reserves determined in accordance with the Working Capital Methodology), (c) deposits, (d) prepaid expenses (excluding any prepaid insurance, software or similar items with terms extending more than thirty-six (36) months beyond the Closing Date and any prepaid Transaction Expenses), and (e) other current assets including but not limited to those set forth on the illustrative Part 3 of EXHIBIT C (Working Capital Methodology), in each case, of the Company and determined in accordance with Part 1 of EXHIBIT C, but in each case excluding (i) any income or deferred Tax assets, (ii) any intercompany receivables among the Company, (iii) any loans and amounts receivable from shareholders, officers, directors or Affiliates of the Company, and (iv) cash and cash equivalents.

“Current Liabilities” means, as of any determination date, the sum of (a) accounts payable, (b) accrued expenses (including accrued payroll and accrued bonuses earned in the ordinary course of business, but excluding any Transaction Expenses, any change of control payments, retention bonuses, or similar amounts, in each case, to the extent included in Transaction Expenses), and (c) other current liabilities including but not limited to those set forth on the illustrative Part 3 of EXHIBIT C (Working Capital Methodology), in each case, of the Company and determined in accordance with Part 1 of EXHIBIT C, but in each case excluding (i) any income or deferred Tax liabilities, (ii) any Transaction Expenses, (iii) any Indebtedness of the Company and any assets or contra liabilities associated with Indebtedness (such as unamortized debt issuance costs), (iv) any intercompany payables among the Company to the extent reconciled and eliminated, and (v) any payables to shareholders, officers, directors or Affiliates of the Company, solely to the extent included in Indebtedness.

“Data Room” means the electronic documentation Datasite LLC site established by Vermillion Capital, LLC on behalf of the Company containing the documents set forth in the index included on Schedule 1.01(a).

“Determination Date” has the meaning set forth on EXHIBIT D.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.16(c)(iv).

“Dissenting Shares” has the meaning set forth in Section 2.09.

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b).

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Governmental Order or binding agreement with any Governmental Authority in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the Minnesota Environmental Response and Liability Act, Minn. Stat. §§ 115B.01 et seq.

“Environmental Permit” means any Permit required under any Environmental Law.

“Equity Value” means the Purchase Price, plus or minus the Closing Adjustment, minus the outstanding Indebtedness of the Company as of immediately prior to the Closing, plus the amount of Cash of the Company as of immediately prior to the Closing, minus the amount of unpaid Transaction Expenses of the Company as of immediately prior to the Closing, minus the Purchase Price Adjustment Escrow Amount, minus the Shareholder Representative Expense Amount.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Shareholder Representative and the Escrow Agent at the Closing, substantially in the form of EXHIBIT A.

“Escrow Funds” has the meaning set forth in Section 2.11.

“Estimated Closing Statement” has the meaning set forth in Section 2.16(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.16(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.10(b).

“Exchange Agent Agreement” has the meaning set forth in Section 2.10(b).

“Exchange Ratio” means the Closing Per Share Merger Consideration, expressed as the number of shares of Parent Common Stock issuable per Share.

“Exchange Ratio Calculation Price” means the price per share of Parent Common Stock determined in accordance with the Share Valuation Methodology, with a Determination Date as of the day immediately prior to the Effective Date.

“Final Closing Working Capital” has the meaning set forth in Section 2.16(c)(vi).

“Final Parent Stock Value” means the price per share of Parent Common Stock used to calculate the number of shares of Parent Common Stock issuable as Merger Consideration, determined as follows:

(a) If the Measurement Price is greater than or equal to the Collar Floor, then the Final Parent Stock Value shall equal the Measurement Price; or

(b) If the Measurement Price is less than the Collar Floor, then the Final Parent Stock Value shall equal the Collar Floor.

(c) For the avoidance of doubt, if the Measurement Price is less than the Collar Floor, the Final Parent Stock Value for purposes of determining the number of shares of Parent Common Stock issuable as Closing Merger Consideration shall equal the Collar Floor, and Parent shall pay the Cash True-Up Amount in cash to the Shareholders in accordance with Section 2.03(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE 3 or ARTICLE 4, made by such party, (a) with respect to the Company, to the Company’s Knowledge or (b) with respect to Parent, to Parent’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, the aggregate amount of the following obligations (including in respect of principal, accrued interest, penalties, fees, reimbursements, indemnities, and premiums): (a) all indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, guaranties, or similar instruments, (c) all obligations under capital or finance leases in the Financial Statements or that are required to be recognized as capital or finance leases in accordance with GAAP (excluding any leases classified as operating leases in the Financial Statements), (d) all obligations under conditional sale or other title retention agreements, (e) all obligations for the deferred or unpaid purchase price of assets, business, securities, property, or services, whether contingent or otherwise, including earn-outs, holdbacks, seller notes, post-closing true-up obligations, or similar payment arrangements, in each case, calculated as the maximum amount payable under or pursuant to such obligations, in each case related to the acquisition of a business, (f) all obligations under interest rate or currency swap transactions, collars, caps, forward contracts, and similar hedging obligations, (g) all letters of credit, banker’s acceptances, performance bonds, surety bonds, and similar credit transactions (to the extent drawn), (h) all guarantees of any Indebtedness of any other Person, (i) any obligations related to sick leave, and benefits related to vacation and paid time off (whether accrued or not, and provided, however, that only paid time-off balances in excess of 160 hours shall be included) and the employer portion of any payroll, social security, unemployment or similar Taxes imposed thereon, (j) any unpaid severance obligations and the employer portion of any payroll, social security, unemployment or similar Taxes imposed thereon, (k) any obligations in respect of underfunded or unfunded defined benefit pension plans, (l) any obligation secured by an Encumbrance on any property of the Company, (m) any declared or unpaid dividends or distributions, or any amounts owed to any Shareholder, equityholder, officer, director, related party, or any Affiliates of the Company (including, for the avoidance of doubt, any amounts owed to Omnetics, LLC, or any of its subsidiaries), (n) all obligations for stock-based compensation, (o) the aggregate amount (which shall not be less than zero dollars in the aggregate or in any jurisdiction) of all unpaid income Taxes attributable to any pre-Closing tax period or portion thereof (whether or not due and payable), (p) all deferred revenue, customer deposits, or other amounts billed prior to the performance of services, and (q) all accrued or unpaid interest, premiums, penalties, breakage costs, unwind costs and other obligations relating to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Independent Accountant” has the meaning set forth in Section 2.16(c)(iv).

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Knowledge” means, when used with respect to the Company, the actual knowledge, after due inquiry, of those persons listed on Schedule 1.01.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(b).

“Letter of Transmittal” has the meaning set forth in Section 2.10(c).

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Majority Holders” has the meaning set forth in Section 9.01(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company, taken as a whole; or (b)

the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules; (vii) natural disasters, epidemics, pandemics, and public health emergencies; (viii) failure to meet internal projections or forecasts (it being understood that the facts or circumstances giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another clause of this definition); (ix) customer or supplier reactions to the transaction; or (x) the public announcement, pendency, or completion of the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“MBCA” has the meaning set forth in the recitals.

“Measurement Price” means the price per share of Parent Common Stock calculated in accordance with the Share Valuation Methodology, with a Determination Date as of the day immediately prior to the Closing Date.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means (a) shares of Parent Common Stock issuable as the Closing Merger Consideration, (b) the Cash True-Up Amount, if any, (c) any cash amounts payable in connection with a positive Purchase Price Adjustment pursuant to Section 2.16(d)(iii), and (d) any cash amounts released to Shareholders from the Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Minimum Trading Price” has the meaning set forth in Section 6.03(h)(iii).

“Non-Party Affiliates” has the meaning set forth in Section 9.16.

“Notice of Disagreement” has the meaning set forth in Section 2.16(c)(ii).

“Parent” has the meaning set forth in the preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.06(b).

“Parent Common Stock” means the Class A Common Stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Parent and its subsidiaries, taken as a whole; or (b) the ability of Parent and Merger Sub to consummate the transactions contemplated hereby on a timely basis.

“Parent SEC Documents” has the meaning set forth in Section 4.09(a).

“Parent Stock Value” means the Final Parent Stock Value.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Measurement Price” has the meaning set forth in Section 6.03(h)(iii).

“Privileged Communications” has the meaning set forth in Section 9.15(b).

“Pro Rata Share” means, with respect to any Shareholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective Time by (b) the Total Share Number.

“Proposed Closing Working Capital” has the meaning set forth in Section 2.16(b)(i).

“Purchase Price” means $770,000,000, which amount represents the agreed enterprise value of the Company for purposes of calculating the number of shares of Parent Common Stock to be issued as Merger Consideration.

“Purchase Price Adjustment” has the meaning set forth in Section 2.16(d)(i).

“Purchase Price Adjustment Escrow Amount” means $7,700,000.00, to be deposited in cash with the Escrow Agent as set forth in Section 2.11.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.11(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.16(b).

“Real Property” means the real property owned by, leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at the Closing among Parent and the Shareholders, substantially in the form of EXHIBIT B, providing for the registration of the resale of the shares of Parent Common Stock issued as Merger Consideration.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 9.01(d).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.16(c)(iii).

“Review Period” has the meaning set forth in Section 2.16(c)(i).

“Schedule Supplement” has the meaning set forth in Section 5.04.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.08(a). For the avoidance of doubt, references in this Agreement to “shares of capital stock,” “shares of Company Common Stock,” or similar phrases shall be deemed to refer to the Shares unless the context clearly requires otherwise.

“Shareholder” means a holder of Company Common Stock.

“Shareholder Group” has the meaning set forth in Section 9.15(a).

“Shareholder Group Law Firm” has the meaning set forth in Section 9.15(a).

“Shareholder Representative” has the meaning set forth in the preamble.

“Shareholder Representative Expense Amount” means $300,000.00, to be deposited in cash with the Escrow Agent as set forth in Section 2.11.

“Shareholder Representative Expense Fund” has the meaning set forth in Section 2.11(b).

“Share Valuation Methodology” means the methodology set forth on EXHIBIT D.

“Stock Exchange” means Nasdaq.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Working Capital” means an amount equal to $47,852,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, production, ad valorem, transfer, real estate transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Opinion” means the opinion of counsel contemplated by Section 6.03(i).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Total Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)).

“Trading Day” means any day on which the Stock Exchange is open for trading.

“Transaction Expenses” means, without duplication and only to the extent not paid prior to Closing, the aggregate amount of (a) all fees, costs and expenses payable to third parties (including legal counsel, investment bankers, accountants, auditors, consultants or other experts) in connection with the transactions contemplated hereby (including all broker’s and finder’s fees) incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, and (b) any fees, costs, and expenses or payments of the Company related to any transaction bonus, discretionary bonus, change-of-control payment, retention, severance, or other compensatory payments made to any current or former officer, director, employee, independent contractor, consultant, or other service provider as a result of the execution of this Agreement or in connection with or triggered by the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Working Capital” means, as of any determination date, (a) Current Assets minus (b) Current Liabilities, in each case as calculated in accordance with “Part 1 - Accounting Hierarchy of Working Capital Methodology” and the Working Capital Methodology attached hereto as EXHIBIT C. For the avoidance of doubt, Working Capital shall be calculated (i) without giving effect to any purchase accounting arising out of the consummation of the transactions contemplated hereby, (ii) without giving effect to Parent’s financing or refinancing arrangements entered into in connection with or in anticipation of the transactions contemplated hereby. In the event of any conflict between GAAP and the Working Capital Methodology, the Working Capital Methodology shall govern. Working Capital shall exclude (A) all Indebtedness, (B) all Transaction Expenses, (C) all income Tax assets and income Tax liabilities (whether current or deferred), (D) all cash and cash equivalents, (E) any intercompany receivables or payables, (F) any receivables from shareholders, officers, directors or Affiliates of the Company.

“Working Capital Methodology” means the methodology for calculating Working Capital, Estimated Closing Working Capital, Proposed Closing Working Capital, and Final Closing Working Capital set forth on Part 1 of EXHIBIT C attached hereto.

ARTICLE 2

MERGER

Section 2.01
The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the MBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). This Agreement constitutes a “plan of merger” as contemplated by Section 302A.611 of the MBCA. The names of the constituent corporations are Merger Sub and the Company. The surviving corporation is the Company. The Merger is intended to constitute a reorganization within the meaning of Section 368(a)(2)(E) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

Section 2.02
Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing; provided that, notwithstanding the foregoing, unless Parent, the Company, and Shareholder Representative otherwise agree in writing, in no event shall the Closing take place prior to August 15, 2026 (the day on which the Closing takes place being the “Closing Date”).

Section 2.03
Closing Deliverables.

(a)
At the Closing, the Company shall deliver to Parent:

(i)
a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(ii)
a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)
a certificate of good standing (or its equivalent) for the Company from the Secretary of State of Minnesota, dated within five (5) Business Days prior to the Closing Date;

(iv)
the Closing Indebtedness Certificate;

(v)
the Closing Transaction Expenses Certificate;

(vi)
duly executed payoff letters from each holder of Indebtedness reflecting the payoff amounts for all outstanding Indebtedness of the Company as of the Closing Date in form and substance reasonably satisfactory to Parent, together with, to the extent applicable, UCC-3 termination statements, mortgage releases, intellectual property security interest releases and any other releases required in connection with such payoff;

(vii)
a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions duly adopted and approved by the Shareholders at the Special Meeting representing no less than the Requisite Company Vote approving the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii)
the tax certificate contemplated in Section 5.12;

(ix)
the Estimated Closing Statement contemplated in Section 2.16(a);

(x)
the Consideration Spreadsheet contemplated in Section 2.17;

(xi)
evidence that the agreements set forth on Schedule 2.03(a)(xi) have been terminated in full, effective as of the Closing;

(xii)
a certificate dated as of the Closing Date, signed by an officer of the Company, in his or her capacity as such and not in his or her individual capacity, to the effect that the conditions set forth in Sections 6.02(a), 6.02(b), and 6.02(e) have been satisfied (the “Company Certificate”);

(xiii)
the Registration Rights Agreement, duly executed by the Shareholders;

(xiv)
a Lock-Up Agreement (the “Lock-Up Agreement”), duly executed by the Shareholders and consistent with the term sheet attached hereto as EXHIBIT E; and

(xv)
such other documents or instruments as Parent may reasonably request prior to the Closing and that are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)
At the Closing, Parent shall deliver to the Company:

(i)
irrevocable instructions to Parent’s transfer agent to issue to the Exchange Agent book-entry shares of Parent Common Stock representing the Closing Merger Consideration for distribution to the Shareholders (other than holders of Dissenting Shares) in accordance with Section 2.10, together with evidence reasonably satisfactory to the Company that such shares have been so issued;

(ii)
payment by wire transfer of immediately available funds (A) to the holders of Indebtedness of the Company, the payoff amounts set forth in the payoff letters delivered pursuant to Section 2.03(a)(vi), and (B) to the Persons to whom Transaction Expenses are owed, as specified in the Closing Transaction Expenses Certificate, the amount of all unpaid Transaction Expenses of the Company;

(iii)
payment by wire transfer of immediately available funds:

(A)
to the Escrow Agent of an amount equal to the sum of the Purchase Price Adjustment Escrow Amount and the Shareholder Representative Expense Amount, for deposit into escrow in accordance with Section 2.11;

(B)
if the Cash True-Up Amount is greater than zero, to the Exchange Agent, for distribution to the Shareholders in accordance with their Pro Rata Shares, of the Cash True-Up Amount;

(iv)
the Escrow Agreement, duly executed by Parent;

(v)
the Exchange Agent Agreement, duly executed by Parent;

(vi)
the Registration Rights Agreement, duly executed by Parent;

(vii)
the Lock-Up Agreement, duly executed by Parent;

(viii)
a certificate of the Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this

Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ix)
a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(x)
the Parent Stock Trading Certificate contemplated in Section 6.03(h)(iv);

(xi)
the tax opinion contemplated in Section 6.03(i);

(xii)
evidence that the shares of Parent Common Stock to be issued as Merger Consideration have been approved for listing on the Stock Exchange, subject to official notice of issuance;

(xiii)
a certificate dated as of the Closing Date, signed by an officer of each of Parent and Merger Sub, in his or her capacity as such and not in his or her individual capacity, to the effect that the conditions set forth in Sections 6.03(a), 6.03(b), and 6.03(f) have been satisfied (the “Parent Certificate”); and

(xiv)
such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04
Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Minnesota in accordance with Section 302A.615 of the MBCA and shall make all other filings or recordings required under the MBCA. The Articles of Merger shall contain the plan of merger as required by Section 302A.615 of the MBCA, together with a statement that the plan of merger has been approved by each constituent corporation. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the MBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05
Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA, including Section 302A.617 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.06
Articles of Incorporation; Bylaws.

(a)
At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)
At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, that references to the Company’s name in the bylaws shall be replaced with the name of the Surviving Corporation if different.

Section 2.07
Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation and until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.08
Effect of the Merger on Common Stock.

(a)
Cancellation of Treasury Stock. At the Effective Time, all shares of Company Common Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)
Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, payable in shares of Parent Common Stock, together with any additional amounts that may become payable in respect of such Share in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Purchase Price Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(c)
Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d)
No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. Each Shareholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Shareholder) shall receive, in lieu thereof, an amount in cash (without interest) determined by multiplying such fractional share interest by the Final Parent Stock Value. The parties agree that payment of cash in lieu of fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

Section 2.09
Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement at the Special Meeting and who has properly exercised dissenters’ rights with respect to such Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the MBCA with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to dissent pursuant to Sections 302A.471 and 302A.473 of the MBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by such sections, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger

Consideration, if any, to which such holder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall give Parent (i) prompt notice of any demand for payment of fair value of Shares received by the Company pursuant to the MBCA and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle, or offer to settle, any such demand for payment.

Section 2.10
Surrender and Payment.

(a)
Each holder of Shares that have been converted into the right to receive a portion of the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a certificate or, as applicable, an affidavit of lost certificate (each, a “Certificate”) formerly representing such Shares, together with a duly executed and completed Letter of Transmittal and such other documents as may be required pursuant to such instructions, the Merger Consideration (in the form of shares of Parent Common Stock) for each Share formerly represented by such Certificate. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable portion of the Merger Consideration.

(b)
Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the delivery of the Merger Consideration upon surrender of the Certificates. At or prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, in a form reasonably satisfactory to the Company, providing for the delivery of the Merger Consideration (the “Exchange Agent Agreement”). Parent shall cause to be deposited with the Exchange Agent at or prior to the Effective Time book-entry shares of Parent Common Stock representing the aggregate Closing Merger Consideration.

(c)
Promptly following the Effective Date, the Company shall mail, or shall cause the Exchange Agent to mail, to each Shareholder (i) a letter of transmittal (each, a “Letter of Transmittal”) in customary form, which shall be reasonably satisfactory to Parent, and (ii) instructions for surrendering the Certificates in exchange for the Merger Consideration, in each case in form and substance reasonably satisfactory to Parent, specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent.

(d)
Each Shareholder shall also be entitled to any additional amounts that may become payable in the future in respect of the Shares formerly represented by such Certificate from the Escrow Funds as provided in this Agreement and the Escrow Agreement and on account of the Purchase Price Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(e)
If any portion of the Merger Consideration is to be delivered to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such delivery that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Tax required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)
Any portion of the Merger Consideration that remains unclaimed by the Shareholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Shareholder who has not exchanged Certificates for the Merger Consideration in accordance with this Section 2.10 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration; provided, that amounts held in the Escrow Funds shall be held and distributed to the Persons entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, at the times and subject to the contingencies specified herein and therein and any portion of the Purchase Price Adjustment to which the Shareholders may become entitled shall become deliverable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Shareholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)
Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h)
Parent shall pay, or cause the Surviving Corporation to pay, all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 2.11
Escrow Funds. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent:

(a)
the Purchase Price Adjustment Escrow Amount in cash (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of the Shareholders in Section 2.16(d); and

(b)
the Shareholder Representative Expense Amount in cash (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Shareholder Representative Expense Fund” and together with the Purchase Price Adjustment Escrow Fund, the “Escrow Funds”), to be held for the purpose of funding any expenses of Shareholder Representative arising in connection with the administration of Shareholder Representative’s duties in this Agreement after the Effective Time.

Section 2.12
No Further Ownership Rights in Company Common Stock. All Merger Consideration delivered or deliverable upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been delivered or made deliverable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE 2 and elsewhere in this Agreement.

Section 2.13
Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration (including the Exchange Ratio) and any other amounts payable or shares issuable pursuant to this Agreement shall be appropriately adjusted to reflect such change so as to provide the Shareholders with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.14
Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise deliverable to any Person pursuant to this ARTICLE 2 such amounts as may be required to be deducted and withheld with respect to the making of such delivery under any provision of Tax Law; provided, however, that the Person intending to deduct or withhold shall use reasonable best efforts to notify such Persons of any amounts otherwise deliverable to such Persons that it intends to deduct and withhold at least five (5) Business Days prior to the due date for any relevant delivery, other than required withholdings in respect of compensatory payments for income, employment and similar Taxes, and the Person intending to withhold with respect to such deliveries shall provide reasonable details regarding the provisions of Law that require such deduction or withholding and the parties shall work together in good faith to minimize such deduction or withholding. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been delivered to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding. Any withholding shall be satisfied, to the extent permissible under applicable Law, by withholding shares of Parent Common Stock having a value (based on the Final Parent Stock Value) equal to the amount required to be withheld, unless Parent determines in good faith that cash withholding is required under applicable Law.

Section 2.15
Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be delivered in respect of the Shares formerly represented by such Certificate as contemplated under this ARTICLE 2.

Section 2.16
Working Capital Adjustment.

(a)
Pre-Closing Estimate.

(i)
At least five (5) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimates as of immediately prior to the Closing of (A) the Transaction Expenses of the Company (the “Estimated Transaction Expenses”), including the amounts and payees thereof, (B) the Indebtedness of the Company (the “Estimated Indebtedness”), (C) the Cash of the Company (the “Estimated Cash”), (D) the Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital and a line-item breakdown of each component of Current Assets and Current Liabilities included therein (the “Estimated Closing Statement”), prepared in accordance with the Working Capital Methodology attached hereto as EXHIBIT C, and (E) the resulting calculation of the Equity Value (the “Estimated Equity Value”). The Company shall provide Parent with reasonable access to the books, records and work papers used to prepare the Estimated Closing Statement, and shall consider in good faith any comments provided by Parent prior to the Closing.

(ii)
The “Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital.

(b)
Closing Statement.

(i)
Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to Shareholder Representative a proposed closing statement (the “Closing Statement”) setting forth Parent’s good faith proposed calculation of (A) the Transaction Expenses of the Company (the “Proposed Closing Transaction Expenses”), including the amounts and payees thereof, (B) the Indebtedness of the Company (the “Proposed Closing Indebtedness”), (C) the Cash of the Company (the “Proposed Closing Cash”), (D) the Closing Working Capital (the “Proposed Closing Working Capital”), which Closing Statement shall be subject to review and adjustment in accordance with Section 2.16(c) and shall contain (1) a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), (2) a calculation of Proposed Closing Working Capital and a line-item breakdown of each component of Current Assets and Current Liabilities included therein, prepared in accordance with the Working Capital Methodology attached hereto as EXHIBIT C, and (E) the resulting calculation of the Equity Value (the “Proposed Closing Equity Value”).

(ii)
If Parent fails to deliver the Closing Statement within the ninety (90)-day period set forth in Section 2.16(b)(i), then the Estimated Equity Value shall be deemed to be the Final Equity Value (as defined below) for all purposes hereunder.

(c)
Examination, Review and Final Determination.

(i)
Access and Review Period. After receipt of the Closing Statement, Shareholder Representative shall have forty-five (45) days (the “Review Period”) to review the Closing Statement. During the Review Period, Shareholder Representative and its accountants shall have reasonable access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Statement as Shareholder Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Notice of Disagreement (defined below). Parent shall, and shall cause the Surviving Corporation to, reasonably cooperate with Shareholder Representative and its accountants in connection with such review, including by making available, upon reasonable notice and during normal business hours, the employees, books, records, work papers, and other relevant documents of the Surviving Corporation.

(ii)
Notice of Disagreement. On or prior to the last day of the Review Period, Shareholder Representative may object to the Closing Statement by delivering to Parent a written statement (a “Notice of Disagreement”) setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for Shareholder Representative’s disagreement therewith, and setting forth Shareholder Representative’s alternative calculation of the Closing Working Capital. If Shareholder Representative fails to deliver a Notice of Disagreement before the expiration of the Review Period, the Closing Statement and the Proposed Closing Working Capital reflected therein shall be deemed to have been accepted by Shareholder Representative and shall become final and binding upon the parties, and the Proposed Closing Working Capital set forth therein shall constitute the Final Closing Working Capital (as determined pursuant to Section 2.16(c)(vi)) for purposes of calculating the Purchase Price Adjustment pursuant to Section 2.16(d).

(iii)
Negotiation Period. If Shareholder Representative delivers a Notice of Disagreement before the expiration of the Review Period, Parent and Shareholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Notice of Disagreement (the “Resolution Period”). If the parties are able to resolve all disputed matters within the Resolution Period, the Closing Statement (with such changes as may have been agreed in writing by Parent and Shareholder Representative) shall be final and binding upon the parties, and the Working Capital reflected therein (as so adjusted) shall constitute the Final Closing Working Capital for purposes of calculating the Purchase Price Adjustment pursuant to Section 2.16(d).

(iv)
Resolution of Disputes by Independent Accountant. If Shareholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Notice of Disagreement before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Grant Thornton or, if Grant Thornton is unable to serve, Parent and Shareholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants, other than the Shareholder Representative’s and Parent’s accountants (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Proposed Closing Working Capital and the Closing Statement. The Independent Accountant shall, as applicable, resolve all disputes in accordance with the Working Capital Methodology attached hereto as EXHIBIT C. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Notice of Disagreement, respectively.

(v)
Independent Accountant Procedures. Each of Parent and Shareholder Representative shall submit to the Independent Accountant, within fifteen (15) Business Days after the engagement of the Independent Accountant, a written statement setting forth such party’s position with respect to each Disputed Amount, together with such supporting documentation as such party deems appropriate. The Independent Accountant shall be instructed to consider only those items and amounts that are identified in the Notice of Disagreement as being items which Parent and Shareholder Representative are unable to resolve. The Independent Accountant shall be instructed to deliver to Parent and Shareholder Representative, as promptly as practicable and in any event within thirty (30) days (or such other time as the parties hereto shall agree in writing) after engagement of the Independent Accountant, a written determination setting forth its resolution of the Disputed Amounts and its calculation of the Transaction Expenses of the Company (the “Final Transaction Expenses”), the Indebtedness of the Company (“Final Indebtedness”), the Cash of the Company (the “Final Cash”), the Working Capital of the Company as of immediately prior to the Closing (such amount, as finally determined by the Independent Accountant, shall constitute the “Final Closing Working Capital” for all purposes hereunder), and the resulting calculation of the Equity Value (the “Final Equity Value”). The determination of the Independent Accountant shall be conclusive and binding upon the parties hereto, absent fraud or manifest error.

(vi)
Final Determination. For the avoidance of doubt, the Final Transaction Expenses, Final Indebtedness, Final Cash, Final Closing Working Capital, and Final Equity Value shall be finally determined, and shall become final and binding upon all parties for all purposes under this Agreement, only upon the earliest to occur of: (A) the deemed acceptance of the Closing Statement and Proposed Closing Working Capital by Shareholder Representative pursuant to Section 2.16(c)(ii) upon expiration of the Review Period without delivery of a Notice of Disagreement; (B) the written agreement of Parent and Shareholder Representative resolving all disputed matters during the Resolution Period pursuant to Section 2.16(c)(iii); or (C) the delivery by the Independent Accountant of its written determination pursuant to Section 2.16(c)(v). Prior to such final determination, the Proposed Closing Transaction Expenses, Proposed Closing Indebtedness, Proposed Closing Cash, Proposed Closing Working Capital, and Proposed Closing Equity Value

set forth in the Closing Statement shall be deemed preliminary and subject to adjustment in accordance with this Section 2.16(c).

(vii)
Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Parent and Shareholder Representative in inverse proportion to the amounts by which their respective positions differ from the Independent Accountant’s final determination (i.e., the party whose position is furthest from the Independent Accountant’s determination shall bear a proportionally greater share of such fees and expenses). Any such fees and expenses payable by Shareholder Representative shall be paid from the Shareholder Representative Expense Fund to the extent funds are available therein.

(d)
Purchase Price Adjustment.

(i)
The “Purchase Price Adjustment” shall be an amount equal to the Final Equity Value (as finally determined in accordance with Section 2.16(b) or Section 2.16(c), as applicable) minus the Estimated Equity Value.

(ii)
Negative Purchase Price Adjustment (Adjustment Favoring Parent). If the Purchase Price Adjustment is a negative number (meaning Final Equity Value is less than Estimated Equity Value), Shareholder Representative and Parent shall, within five (5) Business Days after the final determination of the Purchase Price Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund to Parent (or at Parent’s direction, to the Surviving Corporation) an amount in cash equal to the absolute value of the Purchase Price Adjustment. The remaining cash balance of the Purchase Price Adjustment Escrow Fund, if any, shall be released to the Exchange Agent for distribution to the Shareholders in accordance with their Pro Rata Shares. If the absolute value of the Purchase Price Adjustment is greater than the cash balance of the Purchase Price Adjustment Escrow Fund, then the Escrow Agent shall deliver the entire remaining balance of the Purchase Price Adjustment Escrow Fund to Parent, or at Parent’s direction, to the Surviving Corporation. In no event shall Shareholder Representative or any Shareholder be liable under this Section 2.16 for any amount in excess of the balance of the Purchase Price Adjustment Escrow Fund, which shall represent Parent’s sole and exclusive recourse with respect to any negative Purchase Price Adjustment.

(iii)
Positive Purchase Price Adjustment (Adjustment Favoring Shareholders). If the Purchase Price Adjustment is a positive number (meaning Final Equity Value is greater than Estimated Equity Value), Parent shall, within five (5) Business Days after the final determination of the Purchase Price Adjustment: (A) pay or cause to be paid to the Exchange Agent, for distribution to the Shareholders in accordance with their Pro Rata Shares, by wire transfer of immediately available funds, an amount in cash equal to the Purchase Price Adjustment; and (B) jointly instruct (together with Shareholder Representative) the Escrow Agent to release from the Purchase Price Adjustment Escrow Fund to the Exchange Agent, for distribution to the Shareholders in accordance with their Pro Rata Shares, the remaining cash balance held in the Purchase Price Adjustment Escrow Fund.

(iv)
No Purchase Price Adjustment. If the Purchase Price Adjustment is equal to zero, Shareholder Representative and Parent shall, within five (5) Business Days after such final determination, jointly instruct the Escrow Agent to release from the Purchase Price Adjustment Escrow Fund to the Exchange Agent, for distribution to the Shareholders in accordance with their Pro Rata Shares, the entire remaining cash balance held in the Purchase Price Adjustment Escrow Fund.

(e)
Cooperation. Each of the parties shall reasonably cooperate with the other and their respective accountants and representatives in connection with the preparation, review, and finalization of the Closing Statement and the calculation of Final Closing Working Capital, including making available, upon reasonable notice and during normal business hours, books, records, work papers, personnel, and such other information as may be reasonably requested.

(f)
Tax Treatment. Any payments made pursuant to this Section 2.16 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.17
Consideration Spreadsheet.

(a)
At least five (5) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following: (i) the names and addresses of all Shareholders and the number of Shares held by such Persons; (ii) detailed calculations of the Closing Merger Consideration (in shares of Parent Common Stock), the Exchange Ratio, the Total Share Number and the Closing Per Share Merger Consideration; (iii) each Shareholder’s Pro Rata Share (as a percentage interest and the number of shares of Parent Common Stock) of the Closing Merger Consideration; and (iv) each Shareholder’s Pro Rata Share (as a percentage interest) of the Escrow Funds.

(b)
The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in issuing shares of Parent Common Stock and making any other deliveries under this ARTICLE 2 and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this ARTICLE 3 are true and correct as of the Effective Date.

Section 3.01
Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.02
Authority; Board Approval.

(a)
The Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Shareholders holding a majority of the voting power of all Shares entitled to vote thereon (the “Requisite Company Vote”) in accordance with Section 302A.613 of the MBCA, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)
The Company Board, by resolutions duly adopted by unanimous vote at a meeting of the directors of the Company duly called and held and, as of the Effective Date, not subsequently rescinded or modified in any way, has, as of the Effective Date (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Shareholders, (ii) approved and declared advisable the plan of merger contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the MBCA, (iii) directed that this Agreement, including the plan of merger contained herein, be submitted to the Shareholders for adoption in accordance with Sections 302A.613 and 302A.441 of the MBCA, and (iv) resolved to recommend that the Shareholders adopt this Agreement, including the plan of merger set forth herein (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Shareholders.

Section 3.03
No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or bylaws of the Company (“Company Charter Documents”); (b) subject to, in the case of the Merger, obtaining the Requisite Company Vote, result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) except as set forth on Schedule 3.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Secretary of State of Minnesota, such filings as may be required under the HSR Act, such filings as may be required under the Securities Act or the Exchange Act and as set forth on Schedule 3.03 and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have, in the aggregate, a Material Adverse Effect.

Section 3.04
Capitalization.

(a)
The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, par value $0.01 per share, of which 618,831 shares are issued and outstanding as of the Effective Date. All of the outstanding Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are not subject to preemptive or similar rights. Except as set forth on Schedule 3.04(a), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, proxies, shareholder agreements or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b)
There are no outstanding options, warrants, convertible securities or other rights to purchase or acquire any shares of Company Common Stock.

Section 3.05
Subsidiaries. Except as set forth on Schedule 3.05, the Company does not have any subsidiaries and does not own, directly or indirectly, any equity or other ownership interest in any Person.

Section 3.06
Financial Statements.

(a)
Complete copies of the following financial statements have been delivered to Parent: (i) the audited consolidated balance sheets and related statements of operations and comprehensive income, shareholders’ equity and cash flows of the Company as of and for the fiscal years ended 2023, 2024, and 2025 (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet and related statements of income of the Company as of and for the two-month period ended February 28, 2026 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (which if presented would not differ materially from those presented in the Audited Financial Statements dated December 31, 2025). The Financial Statements are based on the books and records of the Company and fairly present, in all material respects, the financial position of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(b)
The balance sheet of the Company as of December 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The balance sheet of the Company included in the Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07
Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, misappropriation, or that relates to any cause of action, claim, or lawsuit) and which are not, individually or in the aggregate, material in amount, and (c) those incurred in connection with the execution of this Agreement or the transactions contemplated hereby.

Section 3.08
Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date and other than in the ordinary course of business consistent with past practice, except as set forth on Schedule 3.08, there has not been any:

(a)
event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)
amendment of the Company Charter Documents;

(c)
split, combination or reclassification of any shares of the Company’s capital stock;

(d)
issuance, sale or other disposition of, or creation of any Encumbrance on, any shares of the Company’s capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of the Company’s capital stock;

(e)
declaration or payment of any dividends or distributions on or in respect of any shares of the Company’s capital stock or redemption, purchase or acquisition of the Company’s capital stock;

(f)
material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)
material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)
entry into any agreement that would constitute a Material Contract, or termination of any Material Contract (other than upon any expiration of the term of any Material Contract, or entry into a material amendment or extension of any Material Contract, in each case, other than amendments or extensions that are set forth on Schedule 3.09(a);

(i)
(i) incurrence, assumption, or guarantee of any Indebtedness, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice under any existing revolving credit facility or working capital purposes, (ii) modification of any existing Indebtedness, or (iii) issuance of any letter of credit;

(j)
transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property;

(k)
increase the obligations of the Company by more than five percent (5%) of its existing annual obligations to its Benefit Plans, or adoption or entry into any material broad-based Benefit Plans or modification or termination of any material broad-based Benefit Plans (other than renewals of such Benefit Plans in the ordinary course of business, consistent with past practice);

(l)
sale, lease, transfer, or assignment of any material assets of the Company, other than in the ordinary course of business consistent with past practice, or acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(m)
except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n)
capital expenditure or commitment therefor in excess of $1,000,000 individually or $3,000,000 in the aggregate;

(o)
imposition of any Encumbrance upon any of the Company’s properties, capital stock or assets, tangible or intangible;

(p)
grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any Employees, other than as provided for in any written agreements or in the ordinary course of business consistent with past practice;

(q)
action by the Company to accelerate the vesting or payment of any compensation or benefit for any Employee;

(r)
loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers or Employees; or

(s)
termination, replacement, or accepting of the resignation or departure of any employee, independent contractor, or consultant, or learned of the impending termination, replacement, resignation, or departure of any employee, independent contractor, or consultant, in each case, with annual compensation in excess of $100,000;

(t)
implementation of any layoffs or plant closings affecting more than 25 employees, placement of more than 25 employees on unpaid leave or furlough, or material reduction in the hours or weekly pay of more than 25 employees;

(u)
cancellation, compromise, waiver, or release of any material right or claim outside of the ordinary course of business, consistent with past practice;

(v)
(i) making, change, or revocation of any material Tax election, (ii) adoption or change of any annual Tax accounting period, (iii) adoption or change of any material method of Tax accounting, (iv) amendment of any material Tax Return or filing of any claim for a material Tax refund, or (v) entry into any Tax closing agreement or settlement of any material Tax claim, audit, or assessment, or surrender of any right to claim a material Tax refund or credit; or

(w)
any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09
Material Contracts.

(a)
Schedule 3.09(a) lists each of the following contracts and other agreements of the Company (together with all Leases listed on Schedule 3.10 and the contracts and other agreements that are or should be identified on Schedule 3.09(a), collectively, the “Material Contracts”):

(i)
each agreement of the Company involving aggregate consideration in excess of $500,000 or requiring performance by any party more than one year from the Effective Date, which, in each case, cannot be cancelled by the Company without penalty or without more than one hundred eighty (180) days’ notice;

(ii)
all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $250,000;

(iii)
all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $250,000;

(iv)
(A) except for agreements relating to trade payables, all agreements relating to Indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $250,000, (B) pursuant to which the Company has imposed or permitted any Encumbrance to exist on any of its assets, or (C) relates to any outstanding letters of credit;

(v)
all agreements between the Company and any Affiliate of the Company;

(vi)
all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party;

(vii)
all agreements containing covenants that restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(viii)
all agreements under which the Company has made advances or loans to any other Person;

(ix)
all agreements relating to the distribution, marketing, or sales of the Company’s products or services, including all agreements requiring the purchase of all or substantially all of the Company’s requirements of a particular product or service from a supplier, or otherwise containing “take or pay” or minimum purchase provisions or that contain pricing, discounts, or benefits that change based on the pricing, discounts, or benefits offered to other customers, including agreements that provide for “most favored nation” pricing or similar preferential pricing terms;

(x)
all agreements relating to joint ventures, strategic alliances, partnerships or similar arrangements; and

(xi)
(A) all agreements with any Governmental Authority or entered into by the Company as a subcontractor (at any tier) in connection with a contract between another Person and a Governmental Authority (“Government Contract”), and (B) bids, proposals, offers, or quotes for supplies, services, or construction, submitted by the Company prior to the Closing Date that, if accepted, would result in a Government Contract (“Government Bid”), in the case of (B), to the extent in excess of $200,000 in value;

(xii)
all agreements with Top Suppliers or Top Customers;

(xiii)
all agreements with any officer, director, or Employee of the Company, other than (A) the Benefit Plans, or (B) an employment letter that sets forth the terms of an at-will employment arrangement;

(xiv)
all (A) bonus, commission, and sales agreements with any Employees, independent contractors, or consultants providing for commission or sales-based services to the Company, and (B) all agreements relating to stock appreciation, phantom stock, or similar arrangements.

(xv)
provides for capital expenditures by the Company and has an outstanding amount of unpaid obligations thereunder in excess of $1,000,000; and

(xvi)
is for the development of Company Intellectual Property that is material to the business as presently conducted for the benefit of the Company.

(b)
Except as set forth on Schedule 3.09(b), the Company is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect. To the Company’s Knowledge, no other party to any Material Contract is in breach of, or default under, such Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10
Title to Assets; Real Property.

(a)
The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively, the “Permitted Encumbrances”): (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been established in the Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that do not materially interfere with the ordinary conduct of the business of the Company; or (iv) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice.

(b)
Schedule 3.10(b) lists all real property leased or subleased by the Company, together with a list of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leases”). The Company has delivered to Parent a true and complete copy of each Lease, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto. Each Lease is valid and binding on the Company in accordance with its terms, is in full force and effect and there is no material default under any Lease by the Company or, to the Company’s Knowledge, by any other party thereto.

(c)
Schedule 3.10(c) lists all Real Property owned in fee by the Company as of the Effective Date. With respect to each parcel of Real Property owned in fee by the Company, the Company has good and marketable fee simple title to such Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.11
Intellectual Property.

(a)
“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

(b)
Schedule 3.11(b) lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Schedule 3.11(b), or as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”). All Company Intellectual Property owned by the Company is owned free and clear of all Encumbrances other than Permitted Encumbrances.

(c)
Except as set forth in Schedule 3.11(c), or as would not have a Material Adverse Effect, to the Company’s Knowledge: (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. This Section 3.11(c) constitutes the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

(d)
The Company has taken commercially reasonable measures to protect the confidentiality and value of all trade secrets included in the Company Intellectual Property. To the Company’s Knowledge, no trade secret included in the Company Intellectual Property has been disclosed to any Person other than pursuant to a written confidentiality agreement.

Section 3.12
Insurance. Schedule 3.12 sets forth a list, as of the Effective Date, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

Section 3.13
Legal Proceedings; Governmental Orders.

(a)
Except as set forth on Schedule 3.13(a), there are no actions, suits, claims, investigations or other legal proceedings pending or, to the Company’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to any Affiliate thereof) would result in a Material Adverse Effect. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Company’s Knowledge, threatened against or by the Company that seek injunctive or other equitable relief against the Company.

(b)
Except as set forth on Schedule 3.13(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.14
Compliance with Laws; Permits.

(a)
Except as set forth on Schedule 3.14(a), the Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)
All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. Schedule 3.14(b) lists all current Permits issued to the Company that are material to the operation of the Company’s business as currently conducted, including the names of the Permits and their respective dates of issuance and expiration.

(c)
The Company is in compliance in all material respects with all applicable export control and sanctions Laws, including the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774), and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC). The Company holds all export licenses, agreements and other authorizations required for the export, re-export, deemed export or transfer of its products, technical data and services.

Section 3.15
Environmental Matters.

(a)
Except as set forth on Schedule 3.15 or as would not have a Material Adverse Effect:

(i)
The Company is currently and has been in compliance with all Environmental Laws. The Company has not received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental Laws.

(ii)
The Company has obtained, and is in compliance with, all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company. A list of all Environmental Permits is set forth on Schedule 3.15(a)(ii).

(iii)
There are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company or any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law.

(iv)
There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Real Property currently or formerly owned, operated or leased by the Company, and neither the Company nor any predecessor entity has received any written notice that any Real Property currently or formerly owned, operated or leased by the Company (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(v)
The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.

(b)
The Company has provided or otherwise made available to Parent complete and correct copies of all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any Real Property currently or formerly owned, operated or leased by the Company which are in the Company’s possession or under its reasonable control.

(c)
The representations and warranties set forth in this Section 3.15 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.16
Employee Benefit Matters.

(a)
Schedule 3.16(a) contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and which is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (as listed on Schedule 3.16(a), each, a “Benefit Plan”).

(b)
Except as set forth on Schedule 3.16(b), or as would not have a Material Adverse Effect, to the Company’s Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA, the Code and applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth on Schedule 3.16(b), or as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to the Company’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(c)
Except as set forth on Schedule 3.16(c), no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA) or is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as would not have a Material Adverse Effect, the Company: (A) has not withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (B) has not engaged in any transaction which would give rise to a liability of the Company or Parent under Section 4069 or Section 4212(c) of ERISA.

(d)
Except as set forth on Schedule 3.16(d) and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)
Except as set forth on Schedule 3.16(e), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any Employee, former employee, director or consultant of the Company, (ii) increase the amount of compensation or benefits payable to any such Person, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (iv) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Benefit Plan.

(f)
The Company has no liability on account of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code that does not comply with Section 409A of the Code.

Section 3.17
Employment Matters.

(a)
Except as set forth on Schedule 3.17(a), there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)
The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth on Schedule 3.17(b), or as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)
Schedule 3.17(c) contains a list of all Employees, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such Employee the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate, hourly rate, or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) exempt or non-exempt status of the employee under the Fair Labor Standards Act or eligibility for overtime under any applicable wage and hour law; (vii) work location (city, state); (viii) whether such individual is working with the Company pursuant to any work permit, work visa, or similar authorization); and (ix) a description of the fringe benefits provided to each such Employee as of the Effective Date.

(d)
The representations and warranties set forth in this Section 3.17 are the Company’s sole and exclusive representations and warranties regarding employment matters.

Section 3.18
Taxes.

(a)
Except as set forth on Schedule 3.18:

(i)
The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued.

(ii)
No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(iii)
There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(iv)
The Company is not a party to any Tax-sharing agreement (other than customary Tax provisions in commercial contracts not primarily related to Taxes).

(v)
All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(vi)
The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(vii)
The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(viii)
Within the past five years, the Company was not a “distributing corporation” or “controlled corporation” in a transaction intended to qualify pursuant to Section 355 of the Code.

(ix)
The Company is not, and has not been, a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(b)
Except for certain representations related to Taxes in Section 3.16, the representations and warranties set forth in this Section 3.18 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.19
Brokers. Except for Vermillion Capital LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 3.20
Suppliers and Customers. Schedule 3.20 contains a list of (a) the 10 largest suppliers to the Company, taken as a whole, by the aggregate dollar value of purchases by the Company during the twelve month period ended December 31, 2025 (each, a “Top Supplier”), and the aggregate dollar value of purchases for such period, and (b) the 10 largest customers of the Company, taken as a whole, by the aggregate dollar value of sales by the Company during the twelve month period ended December 31, 2025 (each, a “Top Customer”), and the aggregate dollar value of sales for such period. No Top Supplier or Top Customer listed on Schedule 3.20 has terminated its relationship with the Company or materially reduced or changed in any significant and adverse manner the terms on which it conducts business with the Company, and the Company has not received notice in writing (or to the Company’s Knowledge, orally) that any Top Customer or Top Supplier will or intends to do the same.

Section 3.21
No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 3 (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives (including any confidential information memorandum and any information, documents or material made available to Parent in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE 4 are true and correct as of the Effective Date.

Section 4.01
Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Document to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub, subject to obtaining Parent Shareholder Approval (as defined herein) to the extent required by applicable Law or Stock Exchange rules. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Parent and Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal, valid and binding obligation of Parent or Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02
No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the issuance of Parent Common Stock as Merger Consideration, do not and will not: (a) result in a violation or breach of any provision of the certificate or articles of incorporation, bylaws, or other organizational documents of Parent or Merger Sub; (b) subject to obtaining Parent Shareholder Approval (if applicable), result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth on Schedule 4.02, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Parent or Merger Sub is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Parent Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger with the Secretary of State of Minnesota, (ii) such filings as may be required under the HSR Act, (iii) such filings as may be required under the Securities Act or the Exchange Act, (iv) the filing of a listing application with the Stock Exchange, and (v) as set forth on Schedule 4.02.

Section 4.03
No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04
Brokers. Except as set forth on Schedule 4.04, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05
Capitalization of Parent; Valid Issuance.

(a)
The authorized capital stock of Parent consists of 3,500,000,000 shares of Parent Common Stock, 3,500,000,000 shares of Class B common stock, par value $0.01 per share, 500,000,000 shares of Class C common stock, par value $0.01 per share, one share of convertible common stock, par value $0.01 per share, and 500,000,000 shares of blank check preferred stock, par value $0.01 per share. As of the Effective Date, the following capital stock of Parent is issued and outstanding: 69,657,950 shares of Parent Common Stock, 340,676,783 shares of Class B common stock, par value $0.01 per share, no shares of Class C common stock, par value $0.01 per share, one share of convertible common stock, par value $0.01 per share, and no shares of preferred stock, par value $0.01 per share. Parent has not designated any shares of the authorized preferred stock. All outstanding shares of Parent Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are not subject to preemptive or similar rights.

(b)
Parent has, or will have prior to the Effective Time, duly authorized the issuance and delivery of the shares of Parent Common Stock to be issued as Merger Consideration, and such shares, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free of preemptive or similar rights, and will be issued in compliance with all applicable federal and state securities Laws.

(c)
Parent has sufficient authorized but unissued shares of Parent Common Stock to issue the Merger Consideration and all other shares of Parent Common Stock required to be issued pursuant to this Agreement.

Section 4.06
Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07
Independent Investigation.

(a)
Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.

(b)
Each of Parent and Merger Sub acknowledges that: (i) neither the Company nor any other Person on behalf of the Company has made any representation or warranty, express or implied, as to the Company, or the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in ARTICLE 3 of this Agreement (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, (ii) in determining to enter into this Agreement, Parent has not relied on any representation or warranty from the Company or any other Person on behalf of the Company, or upon the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives, other than those representations and warranties expressly set forth in ARTICLE 3 of this Agreement (including the related portions of the Disclosure Schedules) and in the Ancillary Documents, and (iii) neither the Company nor any other Person acting on behalf of the Company shall have any liability to Parent or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Company or the future business, operations, or affairs of the Company, except as expressly set forth in ARTICLE 3 of this Agreement (including the related portions of the Disclosure Schedules) and in the Ancillary Documents.

Section 4.08
[Reserved.]

Section 4.09
SEC Filings; Financial Statements.

(a)
Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Parent with the SEC since April 15, 2026 (collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents, at the time they were filed (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)
The consolidated financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

(c)
Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are effective in all material respects.

Section 4.10
Absence of Certain Changes. Since the date of Parent’s audited financial statements filed by Parent in its Form S-1/A, there has not occurred any Parent Material Adverse Effect.

Section 4.11
Compliance with Securities Laws. Parent is in compliance in all material respects with all applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (as amended), and the rules and regulations of the SEC promulgated thereunder. There are no pending or, to Parent’s knowledge, threatened actions, suits, claims, investigations or proceedings by or before the SEC against or involving Parent.

Section 4.12
Stock Exchange Listing. Parent Common Stock is listed on the Stock Exchange. Parent is in compliance in all material respects with the listing requirements of the Stock Exchange. There are no proceedings pending or, to Parent’s knowledge, threatened against Parent relating to the delisting or suspension of Parent Common Stock from the Stock Exchange.

Section 4.13
Tax Matters. Neither Parent nor Merger Sub has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

Section 4.14
Rule 144(i) Status; Resale Eligibility. Parent is not, and has never been, an issuer described in Rule 144(i)(1)(i) under the Securities Act (including, without limitation, that Parent is not, and has never been, a “shell company” as defined in Rule 144(i)(1)(i)), and, to Parent’s knowledge, no predecessor of Parent was at any time an issuer described in Rule 144(i)(1)(i); the shares of Parent Common Stock to be issued as Merger Consideration to the Shareholders pursuant to this Agreement will not be, as a result of Parent’s status or history under Rule 144(i), subject to the resale limitations set forth in Rule 144(i) under the Securities Act; and, without limiting the foregoing, Parent (i) is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and (ii) has filed all reports required to be filed by it, so that current public information with respect to Parent is available within the meaning of Rule 144(c) under the Securities Act.

Section 4.15
Rule 506(d) Compliance. Parent represents and warrants that neither Parent nor, to Parent’s knowledge after exercising reasonable care as contemplated by Rule 506(d)(2)(iv), any other person whose participation would cause Parent to be a “covered person” within the meaning of Rule 506(d) (including, without limitation, Parent’s directors, executive officers, other officers participating in the offering, general partners or managing members, and any placement agent, promoter or beneficial owner of twenty percent (20%) or more of Parent’s outstanding voting equity securities, in each case as applicable) is subject to any event that would disqualify Parent from relying on Rule 506 pursuant to Rule 506(d)(1)(i)–(viii).

ARTICLE 5

COVENANTS

Section 5.01
Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement, set forth on Schedule 5.01, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall: (a) conduct the Company’s business in the ordinary course of business in all material respects; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve its rights, franchises, goodwill and relationships with its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the Effective Date until the Closing Date, except as otherwise provided in this Agreement, set forth on Schedule 5.01, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not take any action that would cause any of the changes, events or conditions described in Sections 3.08, 3.17(a), or 3.17(b) to occur. Notwithstanding anything herein to the contrary, nothing herein shall restrict the Company from: (i) capital expenditures within the approved budget; (ii) ordinary course compensation increases consistent with past practice; (iii) actions required by law or existing contracts; (iv) emergency actions necessary to protect the business; (v) declaring and paying dividends or making other distributions to the Shareholders; or (vi) repaying, prepaying, or otherwise paying down any Indebtedness or Transaction Expenses of the Company in its sole discretion.

Section 5.02
Access to Information.

(a)
From the Effective Date until the Closing, the Company shall: (i) afford Parent and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements, and other documents and data related to the Company; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests for access pursuant to this Section 5.02(a) shall be directed to President of the Company.

(b)
All information obtained by Parent or its Representatives pursuant to this Section 5.02 shall be subject to the terms and conditions of the Confidentiality and Non-Disclosure Agreement dated January 23, 2026 between the Company and Arcline Investment Management LP (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference. The Confidentiality Agreement shall survive the termination of this Agreement and shall terminate upon the Closing.

Section 5.03
Shareholder Consent.

(a)
Prior to the Effective Date, the Company shall have, in accordance with the MBCA and the Company Charter Documents, duly called, given notice of, and held a special meeting of its Shareholders (the “Special Meeting”) for the purpose of obtaining the Requisite Company Vote to adopt this Agreement, approve the Merger and approve the other transactions contemplated hereby in accordance with Sections 302A.611 through 302A.615 of the MBCA. The notice of the Special Meeting shall have been in form reasonably satisfactory to Parent and shall have included (i) a description and copy of this Agreement and the transactions contemplated hereby, including the Merger, (ii) the Company Board Recommendation, and (iii) all notices and information required to be provided to Shareholders in connection with the exercise of dissenters’ rights under Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights Notice”), such that the delivery of the notice of the Special Meeting shall satisfy all notice requirements under the MBCA with respect to dissenters’ rights in connection with the Merger. The Special Meeting shall be held no later than five (5) Business Days following the date of delivery of the notice of the Special Meeting. The Company shall use its reasonable best efforts to solicit votes in favor of the adoption of this Agreement from the Shareholders.

(b)
No later than five (5) Business Days following the Effective Date, the Company shall deliver to Parent evidence of the resolutions duly adopted by the Shareholders at the Special Meeting approving this Agreement, the Merger and the transactions contemplated hereby, in a form reasonably acceptable to Parent, which may consist of a certified copy of such resolutions or a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all such resolutions and that all such resolutions are in full force and effect and are all the resolutions adopted by the Shareholders in connection with the transactions contemplated hereby.

Section 5.04
Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the Effective Date (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied; provided, however, that if as a result of matters disclosed in such Schedule Supplement, Parent has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.02 with respect to such matter.

Section 5.05
Resignations. The Company shall deliver to Parent written resignations or evidence of removal, effective as of the Closing Date, of the officers and directors of the Company set forth on Schedule 5.05.

Section 5.06
Employees; Benefit Plans.

(a)
During the period commencing at the Closing and ending on the date which is eighteen (18) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Parent shall, and shall cause the Company to, provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity based compensation and any transaction-triggered compensation), which are no less than the target bonus opportunities provided by the Company immediately prior to Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits (excluding any nonqualified retirement or deferred compensation plans or programs), that, in the aggregate, are no less favorable than those in effect for such Company Continuing Employee immediately prior to the Closing.

(b)
With respect to any employee benefit plan maintained by Parent or its subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Parent shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(c)
With respect to any Parent Benefit Plan in which any Company Continuing Employee becomes eligible to participate on or after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive any eligibility waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations under such Parent Benefit Plan, and (ii) provide each Company Continuing Employee with credit for any co-payments, deductibles and out-of-pocket expenses paid by such Company Continuing Employee under any comparable Benefit Plan during the relevant plan year.

(d)
This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Employee or any other Person to any continued employment with the Company, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.07
Director and Officer Indemnification and Insurance.

(a)
Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Effective Date or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the articles of incorporation or bylaws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the Effective Date and disclosed on Schedule 5.07(a), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)
The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the Effective Date), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the Effective Date, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c)
The obligations of Parent and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(d)
In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.07.

Section 5.08
Governmental Approvals and Other Third-Party Consents.

(a)
Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)
If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the Effective Date, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the Ancillary Documents within ten (10) Business Days after the Effective Date and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Parent shall pay all filing fees payable in connection with filings under the HSR Act.

(c)
All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)
The Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.03 and Schedule 4.02; provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.09
Closing Conditions. From the Effective Date until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE 6 hereof.

Section 5.10
Public Announcements; SEC Filings.

(a)
Unless otherwise required by applicable Law or the rules or regulations of the SEC or the Stock Exchange (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

(b)
Parent shall promptly prepare and file (or furnish, as applicable) with the SEC all reports and other documents required to be filed or furnished by Parent with the SEC in connection with the transactions contemplated by this Agreement, including, without limitation, any Current Reports on Form 8-K. Parent shall provide the Company and the Shareholder Representative with a reasonable opportunity to review and comment on any such SEC filing to the extent it contains information regarding the Company, the Shareholders or the transactions contemplated hereby, and Parent shall consider in good faith and incorporate any reasonable comments received from the Company or the Shareholder Representative with respect thereto, unless doing so would result in a violation of applicable Law or SEC rules.

Section 5.11
Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.12
Tax Certificate. At or prior to the Closing, the Company shall deliver to Parent a certification from the Company that the Company is not, and has not been at any time during the relevant time period, a United States real property holding company, as defined in Section 897(c)(2) of the Code.

Section 5.13
Tax-Free Reorganization.

(a)
Each of the parties hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, that would reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

(b)
Following the Effective Time, Parent shall cause the Surviving Corporation to continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business, in each case as required by Treasury Regulations Section 1.368-1(d) (the “continuity of business enterprise” requirement).

(c)
Parent shall not, and shall cause the Surviving Corporation not to, take any action that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code, including (i) making any election under Section 338 of the Code with respect to the Merger, (ii) liquidating or dissolving the Surviving Corporation (or causing a liquidation or dissolution thereof), or (iii) causing the Surviving Corporation to dispose of a significant portion of its assets, in each case, within two (2) years after the Effective Time, other than dispositions of assets in the ordinary course of business that are consistent with the continuity of business enterprise requirement.

(d)
The parties agree that no election pursuant to Section 338 of the Code shall be made by the Company, Parent or the Surviving Corporation with respect to the transactions contemplated under this Agreement.

Section 5.14
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Parent when due. Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Shareholder Representative shall cooperate with respect thereto as necessary).

Section 5.15
[Reserved].

Section 5.16
Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued as Merger Consideration to be approved for listing on the Stock Exchange, subject to official notice of issuance, prior to the Closing Date. Parent shall also ensure that such shares, upon issuance, are listed and tradeable on the Stock Exchange.

Section 5.17
Registration Rights. At the Closing, Parent and the Shareholders shall enter into the Registration Rights Agreement, pursuant to which Parent shall, prior to the later of (x) thirty (30) days after the Closing Date and (y) October 1, 2026, file a registration statement on Form S-3 (or, if Form S-3 is not available, on such other appropriate form) with the SEC registering the resale of the shares of Parent Common Stock issued as Merger Consideration. Parent shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such registration statement until the earlier of (a) the date on which all shares of Parent Common Stock covered thereby have been sold, and (b) the date on which such shares may be sold without restriction pursuant to Rule 144 under the Securities Act (or any successor rule thereto). The specific terms and conditions of the registration rights shall be set forth in the Registration Rights Agreement.
ARTICLE 6

CONDITIONS TO CLOSING

Section 6.01
Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)
This Agreement shall have been duly adopted by the Requisite Company Vote in accordance with the MBCA.

(b)
The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)
No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)
The shares of Parent Common Stock to be issued as Merger Consideration shall have been approved for listing on the Stock Exchange, subject to official notice of issuance.

(e)
If required under applicable Law or the rules of the Stock Exchange, the issuance of shares of Parent Common Stock as Merger Consideration shall have been approved by the requisite vote of the shareholders of Parent (“Parent Shareholder Approval”).

Section 6.02
Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)
The representations and warranties of the Company contained in ARTICLE 3 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)
The Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)
The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(d)
The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to on Schedule 6.02(d), in each case, in form and substance reasonably satisfactory to the Parent, and no such consent, authorization, order or approval shall have been revoked.

(e)
Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

Section 6.03
Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)
The representations and warranties of Parent and Merger Sub contained in ARTICLE 4 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect.

(b)
Parent and Merger Sub shall have each duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)
Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

(d)
Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to on Schedule 4.02, in each case, in form and substance reasonably satisfactory to the Company, and no such consent, authorization, order or approval shall have been revoked.

(e)
[Reserved.]

(f)
No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

(g)
The shares of Parent Common Stock to be issued as Merger Consideration shall have been approved for listing on the Stock Exchange, subject to official notice of issuance.

(h)
Parent Stock Trading Condition.

(i)
As of the Closing Date, trading in Parent Common Stock shall not have been suspended by the SEC or the Stock Exchange (other than any suspension of trading of limited duration agreed to by Parent and the Company, or solely to permit dissemination of material information regarding Parent), and trading in securities generally on the Stock Exchange shall not have been suspended or limited, nor shall a banking moratorium have been declared by federal or state authorities that would prevent consummation of the transactions contemplated hereby.

(ii)
Parent Common Stock shall be listed and actively traded on the Stock Exchange on the Closing Date, and no proceedings shall be pending or threatened by the Stock Exchange or the SEC to suspend, delist, or terminate the listing of Parent Common Stock on the Stock Exchange.

(iii)
The price per share of Parent Common Stock determined in accordance with the Share Valuation Methodology with a Determination Date as of the third (3rd) Trading Day immediately preceding the Closing Date (the “Pre-Closing Measurement Price”) shall not be less than both (A) the Minimum Trading Price and (B) the product of (x) the Exchange Ratio Calculation Price, multiplied by (y) the quotient obtained by dividing (I) the Index Price (as defined on EXHIBIT D) as of the day prior to Closing by (II) the Index Price as of the date of this Agreement, multiplied by (z) 15% (the “Index Threshold”). For purposes of this Section 6.03(h), “Minimum Trading Price” means an amount equal to seventy-five percent (75%) of the Exchange Ratio Calculation Price (as adjusted for any stock splits, stock dividends, combinations, reorganizations, recapitalizations, reclassifications or similar events occurring after the date of this Agreement and prior to the Closing Date).

(iv)
Parent shall have delivered to the Company a certificate signed by the Chief Financial Officer of Parent, dated as of the Closing Date, certifying that (A) trading in Parent

Common Stock has not been suspended by the SEC or the Stock Exchange (other than as permitted in Section 6.03(h)(i)), (B) Parent Common Stock is listed on the Stock Exchange, (C) no proceedings are pending or, to Parent’s knowledge, threatened to delist Parent Common Stock from the Stock Exchange, and (D) the Pre-Closing Measurement Price equals or exceeds (x) the Minimum Trading Price and / or (y) the Index Threshold, together with the underlying calculation thereof.

(i)
The Company shall have received an opinion from Fredrikson & Byron, P.A., counsel to Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, based upon certain facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code and that each of Parent, Merger Sub and the Company will be a “party to a reorganization” within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary assumptions and representations of the Company, Parent, Merger Sub and others reasonably satisfactory to such counsel and upon an officer’s certificate to be delivered by the Company in form and substance reasonably acceptable to Parent and its counsel (the “Tax Opinion Certificate”). The issuance of such opinion shall not be a waiver of any representation or warranty made in this Agreement, including any representation or warranty set forth in Section 3.18 or Section 4.13.

ARTICLE 7

INDEMNIFICATION

Section 7.01
Survival. None of the representations and warranties of the Company contained herein (subject to the provisions of Section 7.02(b) regarding Fraud) or covenants or other agreements contained in this Agreement shall survive the Closing Date other than those covenants which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02
Indemnification By Shareholders.

(a)
[Reserved.]

(b)
Shareholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify Parent against, and shall hold Parent harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Parent based upon, arising out of, with respect to or by reason of any Fraud by the Company or such Shareholder.

(c)
Under no circumstances shall any Shareholder, the Shareholder Representative or any of their respective Affiliates be required to make any out-of-pocket payment, have any personal liability to Parent (other than for Fraud). Parent hereby irrevocably and unconditionally waives any right to seek recovery from any Shareholder, the Shareholder Representative, any of their respective Affiliates for any Losses arising under this Section 7.02 other than for Fraud. For the avoidance of doubt, the limitations set forth in this paragraph shall not apply to claims of Fraud, for which the Shareholders shall be personally liable in accordance with applicable Law.

Section 7.03
Indemnification By Parent. Subject to the other terms and conditions of this ARTICLE 7, from and after Closing, Parent shall indemnify each of the Shareholders against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Shareholders based upon, arising out of, with respect to or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement or obligation pursuant to this Agreement that by its terms is to be performed by Parent or Merger Sub after the Closing Date.

Section 7.04
Certain Limitations. The party making a claim under this ARTICLE 7 is the “Indemnified Party” and the party against whom such claim is asserted is the “Indemnifying Party”. For purposes of this ARTICLE 7, (a) if Parent is the Indemnified Party, references to the Indemnifying Party (other than payment obligations) shall mean the Shareholder Representative, and (b) if Parent is the Indemnifying Party, references to the Indemnified Party shall mean the Shareholder Representative. Payments received by Shareholder Representative as the Indemnified Party shall be distributed to the Shareholders in accordance with this Agreement. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)
[Reserved.]

(b)
Without limiting the generality of the last paragraph of Section 7.02, the aggregate amount of all Losses for which any Shareholder shall be personally liable pursuant to this ARTICLE 7 in connection with claims of Fraud shall not exceed the value of the Merger Consideration received by such Shareholder (calculated based on the Parent Stock Value).

(c)
Indemnification payments shall be net of (i) any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of such claim, and (ii) any Tax benefit realized or reasonably expected to be realized by the Indemnified Party as a result of such Loss.

(d)
In no event shall any Indemnifying Party be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, diminution of value or any damages based on any type of multiple.

(e)
Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance giving rise thereto.

(f)
No Losses may be claimed under Section 7.02 or Section 7.03 to the extent included in the calculation of any Purchase Price Adjustment pursuant to Section 2.16.

(g)
The Shareholders shall not be liable under this ARTICLE 7 for any Losses arising out of any inaccuracy in or breach of any representation or warranty of the Company if Parent or Merger Sub had Knowledge of such inaccuracy or breach prior to the Closing.

(h)
For purposes of determining the amount of Losses (but not for purposes of determining whether a breach has occurred), all qualifications or exceptions in any representation or warranty relating to “materiality,” “in all material respects,” “Material Adverse Effect” or similar qualifications shall be disregarded.

Section 7.05
Indemnification Procedures.

(a)
If any Indemnified Party receives notice of the assertion or commencement of any claim or proceeding by a Person who is not a party to this Agreement, an Affiliate of a party, or a Representative of the foregoing (a “Third-Party Claim”), the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, describing the Third-Party Claim in reasonable detail, including copies of all material written evidence and the estimated amount of the Loss, if reasonably practicable. The failure to give prompt notice shall not relieve the Indemnifying Party of its obligations, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may, by written notice to the Indemnified Party, assume the defense of any Third-Party Claim at its own expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense. Upon assuming the defense, the Indemnifying Party shall have full authority, subject to Section 7.05(b), to contest, defend, appeal or make counterclaims pertaining to such Third-Party Claim on behalf of the Indemnified Party. The Indemnified Party may participate in the defense at its own expense, subject to the Indemnifying Party’s right to control such defense. If the Indemnifying Party does not assume the defense, the Indemnified Party may, subject to Section 7.05(b), defend and seek indemnification for Losses arising from such Third-Party Claim. Shareholder Representative and Parent shall cooperate in the defense of any Third-Party Claim, including making available relevant records and personnel.

(b)
The Indemnifying Party shall not settle any Third-Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except that if a firm settlement offer provides for an unconditional release of the Indemnified Party from all liabilities and imposes no non-monetary obligations on the Indemnified Party, the Indemnifying Party may notify the Indemnified Party of its desire to accept such offer. If the Indemnified Party does not consent within ten (10) days of receipt of such notice, the Indemnified Party may continue to defend, but the Indemnifying Party’s maximum liability for such Third-Party Claim shall not exceed the amount of such settlement offer; if the Indemnified Party neither consents nor assumes the defense, the Indemnifying Party may settle on the terms of such offer. If the Indemnified Party has assumed the defense, it shall not settle without the Indemnifying Party’s written consent (not to be unreasonably withheld, conditioned or delayed).

(c)
Any claim for a Loss not arising from a Third-Party Claim (a “Direct Claim”) shall be asserted by prompt written notice to the Indemnifying Party, describing the Direct Claim in reasonable detail, including copies of material written evidence and the estimated Loss amount, if reasonably practicable. The failure to give prompt notice shall not relieve the Indemnifying Party of its obligations, except to the extent it is materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to respond in writing. During such period, the Indemnified Party shall provide the Indemnifying Party and its advisors reasonable access to information, premises, personnel, accounts, documents and records relevant to the Direct Claim. If the Indemnifying Party does not respond within such thirty (30)-day period, it shall be deemed to have rejected the claim, and the Indemnified Party may pursue available remedies subject to the terms of this Agreement.

Section 7.06
Payments.

(a)
Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 7, the Indemnifying Party shall pay such amount within fifteen (15) Business Days by wire transfer of immediately available funds.

(b)
[Reserved.]

Section 7.07
Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 7.08
Exclusive Remedies. Subject to Section 2.16 and Section 9.13, from and after Closing, the sole and exclusive remedy of the parties for any claims (other than Fraud) arising out of any breach of any representation, warranty, covenant, agreement or obligation under this Agreement shall be the indemnification provisions of this ARTICLE 7. Each party hereby waives, from and after Closing, to the fullest extent permitted by Law, all other rights, claims and causes of action it may have against the other parties, their Affiliates and their respective Representatives arising under or based upon any Law with respect to the subject matter of this Agreement, except pursuant to this ARTICLE 7. Nothing in this Section 7.08 shall limit any Person’s right to seek equitable relief pursuant to Section 9.13, to enforce the Ancillary Documents, or to pursue a claim of Fraud outside of this ARTICLE 7.

ARTICLE 8

TERMINATION

Section 8.01
Termination. This Agreement may be terminated at any time prior to the Closing:

(a)
by the mutual written consent of the Company and Parent;

(b)
by either the Company or Parent if the Closing shall not have occurred by December 31, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the failure of the Closing to occur on or before such date;

(c)
by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b), and (ii) is incapable of being cured, or is not cured, by Parent or Merger Sub by the earlier of (A) thirty (30) days after Parent’s receipt of written notice of such breach or failure to perform from the Company and (B) the Drop Dead Date; provided that the Company is not then in material breach of this Agreement;

(d)
by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b), and (ii) is incapable of being cured, or is not cured, by the Company by the earlier of (A) thirty (30) days after the Company’s receipt of written notice of such breach or failure to perform from Parent and (B) the Drop Dead Date; provided that neither Parent nor Merger Sub is then in material breach of this Agreement; and

(e)
by either the Company or Parent if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 8.02
Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) that the obligations set forth in this ARTICLE 8, Section 5.02(b) and ARTICLE 9 shall survive termination; and (b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE 9

MISCELLANEOUS

Section 9.01
Shareholder Representative.

(a)
By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Shareholder shall have irrevocably authorized and appointed Shareholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement, the Escrow Agreement and the Exchange Agent Agreement and to take any and all actions and make any decisions required or permitted to be taken by Shareholder Representative pursuant to this Agreement, the Escrow Agreement and the Exchange Agent Agreement, including the exercise of the power to:

(i)
give and receive notices and communications;

(ii)
authorize disbursement to Parent of cash from the Purchase Price Adjustment Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.16;

(iii)
agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.16, including the review of the Closing Statement and resolution of any disputes regarding the Final Closing Working Capital;

(iv)
agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to ARTICLE 7;

(v)
litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE 7;

(vi)
execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)
make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement and the Exchange Agent Agreement);

(viii)
engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Shareholder Representative in complying with its duties and obligations; and

(ix)
take all actions necessary or appropriate in the good faith judgment of Shareholder Representative for the accomplishment of the foregoing.

(b)
Parent shall be entitled to deal exclusively with Shareholder Representative on all matters relating to this Agreement (including ARTICLE 7) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Shareholder by Shareholder Representative, as being fully binding upon such Person. Notices or communications to or from Shareholder Representative shall constitute notice to or from each of the Shareholders. Any decision or action by Shareholder Representative hereunder, including any agreement between Shareholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Shareholders and shall be final, binding and conclusive upon each such Person. No Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Shareholders, or by operation of Law, whether by death or other event.

(c)
Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Shareholders according to each Shareholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Shareholder Representative resign or be removed without the Majority Holders having first appointed a new Shareholder Representative who shall assume such duties immediately upon the resignation or removal of Shareholder Representative. In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in Section 9.01(a) above.

(d)
Shareholder Representative shall not be liable to the Shareholders for actions taken pursuant to this Agreement, the Escrow Agreement or the Exchange Agent Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Shareholder Representative shall be conclusive evidence of good faith). The Shareholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Shareholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Shareholder Representative under this Agreement, the Escrow Agreement and the Exchange Agent Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Shareholder Representative, Shareholder Representative shall reimburse the Shareholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Shareholder Representative Expense Fund to the extent funds are available therein; and (ii) to the extent the amount of the Representative Losses exceeds amounts available to Shareholder Representative under (i), from the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares). As soon as practicable after the date on which the final obligation of Shareholder Representative under this Agreement, the Escrow Agreement and the Exchange Agent Agreement has been discharged or such other date as Shareholder Representative deems appropriate, the Escrow Agent shall deliver any cash remaining in the Shareholder Representative Expense Fund to the Shareholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

Section 9.02
Expenses. Except as otherwise expressly provided herein (including Section 5.08(b) and Section 5.14), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.03
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to the Company:

Omnetics Connector Corporation

8840 Evergreen Blvd.

Coon Rapids, MN 55433

E-mail: ***

Attention: Gary Jacobs

with a copy to:

Messerli & Kramer, P.A.

50 South 6th Street

Suite 2300

Minneapolis, MN 55402

E-mail: ***

Attention: Brett Larson & Dalton Crum

If to Parent or Merger Sub:

Arxis, Inc.

1332 Blue Hills Avenue

Bloomfield, CT 06002

E-mail: ***

Attention: Jennifer Allen

with copies to (which shall not constitute notice):

Arcline Investment Management LP

3803 Bedford Avenue, Suite 106

Nashville, TN 37215

E-mail: ***

Attention: Shyam Ravindran; Robert Nelson

and

Fredrikson & Byron, P.A.

60 South Sixth Street, Suite 1500

Minneapolis, MN 55402-4400

E-mail: ***

Attention: Zach Olson; Jordan Rife

If to Shareholder Representative:

Gary Jacobs

E-mail: ***

Section 9.04
Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05
Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.06
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.07
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.08
Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.09
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Parent may, without the prior written consent of the Company or the Shareholder Representative, assign all or any portion of its rights under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder.

Section 9.10
No Third-Party Beneficiaries. Except as provided in Section 5.07 (Director and Officer Indemnification and Insurance), Section 9.15 (Conflict Waiver; Attorney-Client Privilege) and Section 9.16 (Non-Recourse), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.12
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction).

(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE DISTRICT OF MINNESOTA OR THE COURTS OF THE STATE OF MINNESOTA SITTING IN HENNEPIN COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY

TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).

Section 9.13
Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in Section 9.12(b), in addition to any other remedy to which it is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance, or other equitable relief provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement.

Section 9.14
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.15
Conflict Waiver; Attorney-Client Privilege.

(a)
Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that: (i) Messerli & Kramer, P.A. (“Messerli”) has acted as counsel to the Shareholders and Shareholder Representative (acting on behalf of the Shareholders) and their respective Affiliates (not including the Company) (collectively, the “Shareholder Group”) and the Company, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Parent agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Messerli (or any successor) (the “Shareholder Group Law Firm”) shall not preclude Shareholder Group Law Firm from serving as counsel to the Shareholder Group or any director, member, shareholder, partner, officer or employee of the Shareholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. (ii) Parent shall not, and shall cause the Company not to, seek or have Shareholder Group Law Firm disqualified from any such representation based on the prior representation of the Company by Shareholder Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation.

Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.15(a) shall not be deemed exclusive of any other rights to which Shareholder Group Law Firm is entitled whether pursuant to law, contract, or otherwise.

(b)
All communications prior to Closing between the Shareholder Group or the Company, on the one hand, and Shareholder Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Shareholder Group and shall not pass to or be claimed by Parent or the Company. Accordingly, Parent and the Company shall not have access to any Privileged Communications or to the files of Shareholder Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Shareholder Group (and not Parent or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent or the Company shall be a holder thereof, (ii) to the extent that files of Shareholder Group Law Firm in respect of such engagement constitute property of the client, only the Shareholder Group (and not Parent nor the Company) shall hold such property rights and (iii) Shareholder Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or the Company by reason of any attorney-client relationship between Shareholder Group Law Firm and the Company or otherwise.

(c)
Notwithstanding the foregoing, in the event that after Closing a dispute arises between Parent or its Affiliates (including the Company), on the one hand, and a third party other than any of the Shareholder Group, on the other hand, Parent and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Shareholder Group, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)
In the event that Parent or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (i) permitted by applicable Law, and (ii) advisable in the opinion of Parent’s counsel, then Parent shall immediately (and, in any event, within three (3) Business Days) notify Shareholder Representative in writing so that Shareholder Representative can seek a protective order.

(e)
In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Company’s files and computer systems, and (ii) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Shareholder Group.

(f)
Parent agrees that after Closing none of Parent, the Company, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Shareholder Group or (ii) use or assert the Privileged Communications against the Shareholder Group in any action, litigation, claim, or dispute against or involving the Shareholder Group.

(g)
This Section 9.15 is intended for the benefit of, and shall be enforceable by, Shareholder Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived, or modified, without the prior written consent of Shareholder Group Law Firm.

Section 9.16
Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 9.16 is intended for the benefit of, and shall be enforceable by, each of the Non-Party Affiliates.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

COMPANY:

OMNETICS CONNECTOR CORPORATION

By: /s/ Gary Jacobs

Name: Gary Jacobs

Title: President & Chief Operating Officer

PARENT:

ARXIS, INC.

By: /s/ Kevin Perhamus

Name: Kevin Perhamus

Title: Chief Executive Officer

MERGER SUB:

ORION MERGER SUB, INC.

By: /s/ Kevin Perhamus

Name: Kevin Perhamus

Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

Gary Jacobs, solely in his capacity as Shareholder Representative

By: /s/ Gary Jacobs

Gary Jacobs, individually

[Signature Page to Agreement and Plan of Merger]